EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended June 30, 2016.

Financial Highlights for the Fiscal Year June 30, 2016

●	Revenues increased to PKR 3,216 million compared to PKR 2,700 million in corresponding fiscal year.

●	Company’s gross profit improved to PKR 934 million in comparison with PKR 533 million in the previous fiscal year.

●	Company posted a net profit of PKR 52 million compared to a net loss of 187 million last year.

●	Adjusted EBITDA profit per diluted share was PKR 9.16 versus an EBITDA profit of PKR 7.54 in fiscal 2015.

Revenues for the year ended June 30, 2016 increased to PKR 3,216 million compared with PKR 2,700 million in last year. The increase in revenues is primarily due to increase in customization and enhancement requests from the existing customers for our legacy system. Company has also recorded license and services revenue of approximately PKR 529 million against the implementation of NFS Ascent at four different sites out of the twelve sites announced during the current year. Gross profit of the company was PKR 934 million compared to PKR 533 million in the comparative last fiscal year. Cost of sales of the company has increased during the current fiscal year due to annual salary raise. The company posted a net profit of PKR 52 million or a profit of PKR 0.58 per diluted share in comparison of a net loss of PKR 187 million or loss of PKR 2.09 per diluted share in fiscal 2015. Adjusted EBITDA profit was PKR 9.16 per share in the current fiscal year compared to PKR 7.54 in the last fiscal year.